SCHEDULE A

As of the date of this Schedule A, until amended as indicated by the future signature of the Fund and the Adviser below, the Fund consists of the following Portfolios:

Portfolio:

Advisory Fee:

The DMS India MidCap Index Fund

0.75% annual*

The DMS India Bank Index Fund

0.75% annual*

The DMS Baltic Index Fund

0.75% annual*

The DMS Poland Large Cap Index Fund

0.75% annual*

The DMS Thailand Select 33 Index Fund

0.75% annual*

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*The fee set forth above applies to each Class of shares that may be adopted by each Fund, currently Classes A and I.  Adviser hereby waives payment of some or all of its fees as may be payable, and further agrees to reimburse such amount of the expenses of each Fund, in such amounts as may permit the total expenses of each of the India MidCap Index, India Bank Index, and Baltic Index Funds to remain no higher than an annual rate of 0.96% for Class I Shares, and 1.21% for Class A Shares; and for each of the Poland Large Cap Index and the Thailand Select 33 Index, no higher than 1.16% for Class I and 1.41% for Class A.  This waiver and reimbursement commitment shall continue in effect until June 30, 2015.  After June 30, 2015, this waiver and reimbursement shall continue in effect:  for the India MidCap Fund, India Bank Index Fund, and the Baltic Index Fund until such time as each of those funds, separately, but including all share classes thereof, has achieved a total NAV of $50,000,000; and for the Poland Large Cap Index Fund, until such time as the aggregate NAV of all the separate series of The DMS  Funds, with all share classes in the aggregate, reaches $30,000,000.

This Schedule A Revised as of March 13, 2014:

The DMS Funds

By:  ss//Peter R. Kohli, Chairman//

DMS Advisors, Inc.

By:  ss//Peter R. Kohli, President//

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